AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amended and Restated Distribution Agreement is made as of March     , 2011, between DFA Investment Dimensions Group Inc. (the “Fund”), a Maryland corporation, and DFA Securities LLC (“DFA Securities”), a Delaware limited liability company, as the successor to DFA Securities Inc.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and currently offers shares of common stock (“Shares”) in distinct series (the “Series”), which correspond to distinct portfolios; and

WHEREAS, DFA Securities is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and is registered as a broker-dealer with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Fund desires to retain DFA Securities to serve as principal underwriter in connection with the offering and sale of Shares of the above-referenced Series and of such other series as may hereafter be designated by the Board of Directors, which Series may have one or more classes of shares, including Institutional Class Shares, Class R1 Shares, Class R10 Shares, Class R25 Shares, and Class R40 Shares; and

WHEREAS, the Fund has adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act for the Class R10 Shares, Class R25 Shares, and Class R40 Shares (the “Plan”) of the Series; and

WHEREAS, DFA Securities is willing to act as principal underwriter of the Shares of each such Series and class, if any, on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

(1)        The Fund hereby appoints DFA Securities as its agent to be the principal underwriter of the Fund to sell and to arrange for the sale of Shares of the Series on the terms and for the period set forth in this Agreement. DFA Securities hereby accepts such appointment and agrees to act hereunder, and pursuant to the Fund’s Registration Statement filed with the SEC on Form N-1A (SEC File No. 811-3258, 2-73948), as amended from time to time, during the term of this Agreement.

(2)        Sales of the Shares shall be effected in the manner provided for in the then current prospectus of the Fund and in the account registration forms provided by the Fund to DFA Securities.

(3)        In carrying out its responsibilities under this Agreement, DFA Securities shall use its best efforts to ensure that persons engaged as Regional Directors and Regional Representatives of DFA Securities comply with applicable Federal and state regulatory requirements regarding the sales of securities, and with applicable provisions of the Conduct Rules of FINRA.

(4)        DFA Securities will utilize its best efforts to encourage and promote the sale of the Shares and, to this end, at its own expense, may prepare and disseminate research and resource material as may be reasonably necessary or desirable to promote the sale of the Shares. Any such material which refers to the Fund shall be approved in writing by an executive officer of the Fund prior to dissemination.

(5)        The Fund shall be responsible for, and shall bear the costs of, registration of the Shares under applicable Federal and state securities laws. DFA Securities shall be responsible for, and shall bear the cost of, its own registration as a securities dealer under Federal and state law and of its membership in FINRA and the cost of prospectuses provided to persons who are not stockholders of the Fund.

(6)        DFA Securities may undertake appropriate distribution activities that DFA Securities deems reasonable, which are primarily intended to result in the sale of Shares. Subject to the supervisory authority of the Directors of the Fund, and on such terms as are authorized by the Fund, DFA Securities may enter into servicing and/or selling agreements with qualified dealers, financial intermediaries or other appropriate third-parties with respect to the offering of Shares to the public.

(7)        DFA Securities shall supervise the Fund’s customer identification program (“CIP”) with respect to shareholders (i.e., customers) of the Fund’s series, including supervising any service provider of the Fund who has been delegated responsibility to implement any portion of CIP. DFA Securities also will assist in maintaining the books and records relating to the Fund’s and its service provider’s performance of CIP.

(8)        The rights granted to DFA Securities shall be non-exclusive in that the Fund reserves the right to sell the Shares to investors on applications received and accepted by the Fund. Further, the Fund reserves the right to issue Shares in connection with (a) the merger or consolidation of the assets of, or acquisition by the Fund through purchase or otherwise, with any other investment company, trust or personal holding company; (b) the payment or reinvestment of dividends or distributions; or (c) any offer of exchange permitted by Section 11 of the 1940 Act.

(9)        The Fund shall compensate DFA Securities for the services provided with respect to the Class R10 Shares, Class R25 Shares, and/or Class R40 Shares of the Series pursuant to the rates and under the terms and conditions of the Plan. The compensation provided pursuant to the Plan may be divided into a distribution fee and a services fee as set forth in the Plan and the Fund’s current Registration Statement, each of which is compensation for different services to be rendered to the Fund. Subject to the termination provisions of the Plan, any distribution fee with respect to the sale of a Share subject to the Plan shall be earned when such Share is sold and shall be payable, from time to time, as provided in the Plan.

(10)        Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above-written date. Thereafter, if not terminated, this

Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Directors of the Fund who are not “interested persons” (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board of Directors.

(11)        This Agreement shall terminate automatically in the event of its assignment and may be terminated by either party without penalty upon sixty days’ written notice.

(12)        Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other to the party giving notice: if to the Fund, at 6300 Bee Cave Road, Building One, Austin, Texas 78746, and if to DFA Securities, at 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(13)        This Agreement shall be construed in accordance with the laws of the State of Delaware and the provisions of the 1940 Act. To the extent that the laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the Fund and DFA Securities have caused this Amended and Restated Distribution Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:

DFA SECURITIES LLC

Dated:	March 31, 1989, as amended and	By:
restated December 19, 2003,
December 27, 2007, April 6, 2009,
and March 22, 2011.